Exhibit 99.1

DatChat’s Subsidiary RPM Interactive Files Registration Statement for Proposed Initial Public Offering

DatChat Currently Owns 34% of the AI-generated Publishing Platform and Software Company

NEW BRUNSWICK, N.J., June 17, 2025 / -- DatChat, Inc. (Nasdaq: DATS) (“DatChat” or the “Company”), a secure messaging and social media company, today announced that its former subsidiary RPM Interactive, an AI-generated publishing and software company, has filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission (the “SEC”) relating to a proposed initial public offering of shares of its common stock. The number of shares to be offered and the price range for the proposed offering have not yet been determined. RPM Interactive has applied to list its common stock on the Nasdaq Capital Market under the ticker symbol “RPMI.” DatChat currently owns 12.5 million shares or approximately 34% of RPM Interactive.

The Benchmark Company, LLC will serve as sole book-running manager for the proposed offering.

The proposed offering will be made available only by means of a prospectus. Copies of the preliminary prospectus, when available, may be obtained from: The Benchmark Company, LLC, 150 East 58th St., 17th Floor, New York, NY 10155, by telephone: (212) 312-6700, or by email at prospectus@benchmarkcompany.com.

A registration statement relating to these securities has been filed with the SEC but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About DatChat, Inc.

DatChat, Inc. (Nasdaq: DATS) is a secure messaging and social media company that not only focuses on protecting privacy on personal devices, but also protects user information after it is shared with others. The DatChat Messenger & Private Social Network presents technology that allows users to change how long their messages can be viewed before or after users send them, prevents screenshots, and hides encrypted photos in plain sight on camera rolls. DatChat’s patented technology offers users a traditional texting experience while providing control and security for their messages. With the DatChat Messenger, a user can decide how long their messages last on a recipient’s device while feeling secure that at any time, and delete individual messages or entire message threads, making it like the conversation never happened.

DatChat’s Myseum is your Free Timeless Digital Shoebox Social Network that makes it easier to share your photos and videos both today, and for generations to come. Myseum allows you to create amazing albums, create special encrypted galleries with limited access, personalize your newsfeed and create collections from other Myseum’s in your Galaxy. Your Free Myseum includes 50 GB of Free Timeless Storage, and many more features not mentioned. Additional storage is available for a one-time charge of $29.95 per 50 GB of Forever Storage. Myseum is currently available for both iOS and Android, with a desktop version planned for later this year. Myseum’s innovative social media platform brings a fresh and needed approach to digital media and content management, allowing users to create a digital legacy that makes it easier to share both today, and with future generations. Backed by patented technology and proprietary software, the multi-tiered social media ecosystem enables individuals, families, and other groups to store and share digital content such as messages, photos, videos, and documents within a highly secure and private family library. Visit Myseum.com to learn more.

About RPM Interactive

RPM Interactive is an AI-generated publishing and software company that is currently developing Catch-Up, a fully automated, AI-powered platform for creating short-form video content, turning the art of content creation into a seamless, one-click experience. Our platform empowers anyone, from individual creators to major media brands, to generate professional grade recap content across a wide range of evergreen topics: news, sports, finance, pop culture, and more.

Investor Contact

ir@datchats.com
800-658-8081